Exhibit 15


                          [ARTHUR ANDERSEN LETTERHEAD]




April 29, 1999

FDX Corporation:

We are aware that FDX Corporation and Federal Express Corporation have incorporated by reference in this Post-Effective Amendment No. 1 to Form S-3 Registration Statement their Form 10-Q's for the quarters ended August 31, 1998, November 30, 1998 and February 28, 1999, which include our reports dated September 23, 1998, December 16, 1998 and March 17, 1999, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


Arthur Andersen LLP
/s/ Arthur Andersen LLP